Exhibit 10.1

AMENDMENT NO. 1 TO THE TERM LOAN CREDIT AGREEMENT (this “Amendment”) dated as of July 26, 2012 between Delos Aircraft Inc., a California Corporation (the “Borrower”), and Bank of America, N.A., as Administrative Agent (the “Administrative Agent”) (each a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, the Parties have previously entered into that certain Term Loan Credit Agreement dated as of April 12, 2012 (as otherwise heretofore modified and supplemented and in effect on the date hereof, the “Credit Agreement”).

WHEREAS, the Parties now intend to amend the Credit Agreement as more specifically set forth herein.

WHEREAS, in accordance with Section 9.02(b) of the Credit Agreement, the Administrative Agent has obtained the consent of the Required Lenders and is authorized to execute this Amendment on their behalf.

NOW, THEREFORE, the parties hereto agree that the Credit Agreement shall be amended as set forth herein, and the parties hereto otherwise agree as follows:

Section 1.              Definitions.  Capitalized terms used but not defined herein shall have the respective meanings given to them in the Credit Agreement.

Section 2.              Amendments to the Credit Agreement.  The Credit Agreement is hereby amended as follows:

(a)                                 Section 9.05(e) shall be amended by inserting the following as a second paragraph:

“In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of or notice to the Borrower or the Administrative Agent, assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities;  provided that unless and until such holder, trustee or representative actually becomes a Lender in compliance with the other provisions of this Section 9.05, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents, (ii) such holder, trustee or representative shall not be entitled to exercise any of the rights of a Lender under the Loan Documents, and (iii) the Borrower shall have no obligation to make payments to or otherwise deal with such holder, trustee or representative as a Lender hereunder, in each case even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.”

Section 3.              Reference to and Effect on the Credit Agreement.  The Credit Agreement, as specifically amended by this Amendment shall continue to be in force and effect.

This Amendment shall not constitute an amendment or waiver of any other provision of the Credit Agreement not expressly referred to herein.

Section 4.              Counterparts.  This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts shall have been signed by each Party and delivered to the other Parties.

Section 5.              Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their respective authorized representatives as of the day and year first above written.

DELOS AIRCRAFT INC.

By:	/s/ Margaret L. Epstein
	Name:	Margaret L. Epstein
	Title:	Vice President

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Robert Rittelmeyer
	Name:	Robert Rittelmeyer
	Title:	Vice President